Exhibit 10.17

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of February 5, 2008 (the “Effective Date”) by and between Grande Communications Networks, Inc., a Delaware corporation (the “Company”), and W.K.L. “Scott” Ferguson, Jr. (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement (the “Agreement”) as of June 28, 2006; and

WHEREAS, the Company and the Executive wish to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and to clarify the health care coverage provisions.

NOW, THEREFORE, the parties agree as follows:

1.	The Agreement is amended by deleting the fifth sentence in Section 4 in its entirety, and replacing it with the following:

“Annual bonuses shall be payable to the Executive by the 15th day of the third month after the end of the applicable Bonus Period.”

2.	The Agreement is amended by deleting the seventh sentence in Section 4 in its entirety, and replacing it with the following:

“Any such additional discretionary bonus shall be payable to the Executive by the 15th day of the third month after the end of the applicable Bonus Period.”

3.	The Agreement is amended by deleting Section 9(b)(3) of the Agreement in its entirety and replacing it with the following:

“(3)           The Executive may terminate his employment in the event that the Company: (a) materially diminishes Executive’s duties and responsibilities under this Agreement; (b) materially relocates the office that the Executive is to work outside of the Austin/San Antonio Corridor, Texas area, (c) strips Executive without Cause of his title as Chief Operating Officer, provided such action either materially changes the authority, duties and responsibilities of the supervisor to which the Executive reports or materially reduces the budget over which the Executive has control, or (d) materially reduces Executive’s Base Salary without Cause (each of the foregoing events described in the foregoing clauses (a) – (d) of this paragraph is a “Good Reason Termination”).  Notwithstanding the above, the Executive’s termination of his employment will only be considered a Good Reason Termination if: (i) the Executive provides the Company with written notice of the occurrence of the event giving rise to a Good Reason Termination within ninety (90) days of such occurrence, (ii) the Company fails to remedy the condition caused by such event within thirty (30) days of receiving notice of the occurrence of such event from Executive, and (iii) following the failure of the Company to remedy such condition within thirty (30) days, the Executive provides sixty (60) days notice of his intent to terminate employment, with such notice being provided no later than one (1) year following the occurrence of the event giving rise to the Good Reason Termination. The Company reserves the right to relieve the Executive of his duties any time during the 60-day period following the date on which it receives notice from Executive of his intent to terminate employment as described in clause (iii) above without affecting his right to compensation, Severance Pay, Benefit Continuation and other benefits during this notice period.”

4.	The Agreement is amended by deleting the sixth sentence of Section 9(b)(5) in its entirety and replacing it with the following:

“The Company will continue to pay the costs of insurance and health coverage at the same level as the Company pays the costs of the Executive’s then current insurance and health care coverage provided for in Section 5 until the earlier to occur of (i) the termination of the Severance Period or (ii) the date that Executive begins receiving equivalent benefits from his next full time employer, and upon the occurrence of such earlier event, the Company shall discontinue any payment towards Executive’s insurance and  health care coverage, and the costs associated with available continuing coverage under the Company’s insurance and health plans, if any, will be the sole responsibility of the Executive (“Benefit Continuation”).”

5.	The Agreement is amended by adding this new Section 9(b)(6):

“(6)           To the extent that the Severance Pay provided under Section 9(b)(5) exceeds two times the lesser of (a) the sum of the Executive’s annual compensation (as defined in Treas. Reg. §1.415-2(d)) for services provided to the Company as an employee and the Executive’s net earnings from self-employment (as defined in Code §1402(a)) for services provided to the Company as an independent contractor, if any, each for the calendar year preceding the calendar year in which the termination occurs or (b) the maximum amount of compensation that can be taken into account for qualified plan purposes pursuant to Internal Revenue Code §401(a)(17) for such year, such excess amount of Severance Pay will not begin sooner than the date that is six (6) months following the date of termination.  In the event of a delay in payment provided under this Section 9(b)(6), the Company, at its sole discretion, may (i) on the first day of the seventh month following such termination, pay Executive in a lump sum all amounts that would have been paid under Section 9(b)(5) if such six-month delay had not occurred or (ii) delay all payments under Section 9(b)(5)  for a period of six months.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment to be effective as of the Effective Date.

COMPANY:

GRANDE COMMUNICATIONS NETWORKS, INC.

By:	/s/ Roy H. Chestnutt
Its:	President, Chief Executive Officer and Chairman of the Board

EXECUTIVE:

/s/ W.K.L. (“Scott”) Ferguson, Jr.
W.K.L. (“SCOTT”) FERGUSON, JR.